Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason ETF Investment Trust of our report dated November 21, 2017, relating to the financial statements and financial highlights, which appears in ClearBridge All Cap Growth ETF’s Annual Report on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 23, 2018